Exhibit 99.2

Longview Fibre Paper and

Packaging, Inc.

Unaudited Condensed Financial Statements

Presented as of June 30, 2013 and

December 31, 2012, and for the three and six month

periods ended June 30, 2013 and 2012

Longview Fibre Paper and Packaging, Inc.

FINANCIAL STATEMENTS TABLE OF CONTENTS

Page

CONDENSED FINANCIAL STATEMENTS AS OF JUNE 30, 2013 AND DECEMBER 31, 2012, AND FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)

Statements of Operations	2

Statements of Comprehensive Income	3

Balance Sheets	4

Statements of Cash Flows	5

Supplemental Cash Flow Disclosures	6

Statements of Shareholders’ Deficit	7

Notes to Financial Statements	8

Longview Fibre Paper and Packaging, Inc.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (USD 000’S)

		Three Months Ended June 30,		Six Months Ended June 30,
		2013	2012	2013	2012

NET SALES		$228,275	$208,607	$445,572	$411,491

Cost of products sold, including outward freight		165,708	171,207	326,442	346,425

GROSS PROFIT		62,567	37,400	119,130	65,066

Selling, general, and administrative expenses		17,516	15,819	34,338	31,454
Loss (gain) on disposition of capital assets		14	(372)	1	(347)

OPERATING PROFIT		45,037	21,953	84,791	33,959

Interest income		7	21	10	46
Other income (expense), net	Note 11	22	3,272	49	3,450
Interest expense	Note 7	(10,617)	(10,400)	(21,192)	(21,112)

INCOME BEFORE PROVISION FOR INCOME TAXES		34,449	14,846	63,658	16,343

PROVISION FOR (BENEFIT FROM) INCOME TAXES

Current	Note 8	8,857	(20,682)	15,490	(20,595)
Deferred	Note 8	3,257	4,728	6,433	5,173
		12,114	(15,954)	21,923	(15,422)

NET INCOME		$22,335	$30,800	$41,735	$31,765

EARNINGS PER SHARE

Basic and diluted	Note 2	$141	$195	$264	$201

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (USD 000’S)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

NET INCOME	$22,335	$30,800	$41,735	$31,765

OTHER COMPREHENSIVE INCOME (LOSS):

Unrecognized amounts on retirement benefits (net of taxes of $192, $(572), $384, and $(1,144), respectively)	327	(974)	655	(1,948)

OTHER COMPREHENSIVE INCOME (LOSS)	327	(974)	655	(1,948)

COMPREHENSIVE INCOME	$22,662	$29,826	$42,390	$29,817

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

CONDENSED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2013 AND DECEMBER 31, 2012 (USD 000’S)

		As of
		June 30,	December 31,
		2013	2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$616	$1
Accounts receivable (net of allowance of $325 and $385, respectively)		114,714	90,572
Refundable income taxes		—	110
Inventories	Note 3	77,296	77,388
Materials inventory		15,015	14,858
Prepaid expenses and other assets		4,304	4,177
TOTAL CURRENT ASSETS		211,945	187,106

Buildings, machinery and equipment, at cost (net of accumulated depreciation of $26,955 and $21,559, respectively)	Note 4	170,163	151,108
Pension and other non-current assets	Note 5	116,948	115,723

TOTAL ASSETS		$499,056	$453,937

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Trade accounts payable		$57,011	$66,631
Payable to bank resulting from checks in transit		—	6,906
Short-term borrowings	Note 7	40	4,609
Accrued payroll liabilities		22,562	20,215
Federal taxes payable		11,792	443
Other taxes payable		5,591	3,493
Other accrued liabilities	Note 6	8,498	8,849
TOTAL CURRENT LIABILITIES		105,494	111,146

Long-term debt	Note 7	478,572	478,327
Deferred tax liabilities - net	Note 8	31,413	24,595
Postretirement medical and other long-term liabilities	Note 8	11,772	13,283
Pension liabilities		75,642	72,813

COMMITMENTS AND CONTINGENCIES	Note 10

SHAREHOLDERS’ DEFICIT
Common stock, par value $0.001 per share; 500 shares authorized; 158.34845 shares issued		—	—
Additional paid-in capital		—	—
Accumulated deficit		(119,424)	(161,159)
Accumulated other comprehensive loss		(84,413)	(85,068)
TOTAL SHAREHOLDERS’ DEFICIT		(203,837)	(246,227)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		$499,056	$453,937

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (USD 000’S)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Net income	$22,335	$30,800	$41,735	$31,765
Adjustments to reconcile net income to cash provided by (used for) operations:
Depreciation and amortization	3,777	2,963	7,301	5,729
Other	520	(1,546)	1,040	(3,092)
Deferred taxes	3,257	4,728	6,433	5,173
Loss (gain) on disposition of capital assets	14	(372)	1	(347)
Change in:
Accounts receivable - net	(13,216)	(17,928)	(24,142)	(18,411)
Inventories	(3,121)	43	92	(487)
Materials inventory	(87)	(109)	(157)	(195)
Refundable income taxes	—	(454)	110	(454)
Prepaid expenses and other assets	(350)	340	(127)	1,533
Pension and other noncurrent assets	(1,440)	(1,372)	(2,884)	(2,759)
Trade accounts payable, payroll, federal and other taxes payable, and other accrued liabilities	(7)	(14,513)	12,813	478
Pension, postretirement medical, and other non-current liabilities	671	(20,565)	1,319	(19,573)
Cash provided by (used for) operating activities	12,353	(17,985)	43,534	(640)

CASH USED FOR INVESTING ACTIVITIES
Additions to capital assets	(13,805)	(8,767)	(31,460)	(15,830)
Proceeds from sale of capital assets	3	405	16	429
Cash used for investing activities	(13,802)	(8,362)	(31,444)	(15,401)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Short-term borrowings (repayments), net	(1)	(2)	(4,569)	(3)
Change in payable to bank from checks in transit	—	1,543	(6,906)	1,543
Cash provided by (used for) financing activities	(1)	1,541	(11,475)	1,540

CHANGE IN CASH AND CASH EQUIVALENTS	(1,450)	(24,806)	615	(14,501)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,066	31,882	1	21,577
CASH AND CASH EQUIVALENTS, END OF PERIOD	$616	$7,076	$616	$7,076

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

SUPPLEMENTAL CASH FLOW DISCLOSURES (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (USD 000’S)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$19,322	$19,325	$19,477	$19,449
Taxes	$3,044	$11	$3,274	$1

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Capital expenditures included in trade accounts payable	$5,701	$4,403	$5,701	$4,403

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (USD 000’S)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Income (Loss)	Total

BALANCE - January 1, 2012	158.34845	$—	$—	$(169,487)	$(53,867)	$(223,354)

Net income				31,765		31,765

Other comprehensive loss					(1,948)	(1,948)

BALANCE - June 30, 2012	158.34845	$—	$—	$(137,722)	$(55,815)	$(193,537)

BALANCE - January 1, 2013	158.34845	$—	$—	$(161,159)	$(85,068)	$(246,227)

Net income				41,735		41,735

Other comprehensive income					655	655

BALANCE - June 30, 2013	158.34845	$—	$—	$(119,424)	$(84,413)	$(203,837)

See notes to condensed financial statements

Longview Fibre Paper and Packaging, Inc.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2013 AND DECEMBER 31, 2012, AND FOR THE
THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)

NOTE 1 – NATURE OF THE BUSINESS

The Company

Headquartered in Longview, Washington, Longview Fibre Paper and Packaging, Inc. (“Longview” or the “Company”) is engaged primarily in the ownership, operation and management of its manufacturing facilities, consisting of: (a) the Company’s Longview mill, which produces kraft paper, pulp, and containerboard; (b) seven converting plants, which produce finished products such as corrugated containers; and (c) the production of energy (including Renewable Energy Certificates), which is sold into the open market.  All of the Company’s facilities are located in the United States (“U.S.”).

The Company’s predecessor, Longview Fibre Company, was founded in 1927 and owned both timberlands and manufacturing assets.  In 2007, Longview Fibre Company was acquired by Brookfield Asset Management (“Brookfield”), which separated its timberlands business, operated through Longview Timber Holdings Corporation, and its manufacturing businesses, operated through Longview Fibre Paper and Packaging, Inc.  Longview Fibre Paper and Packaging, Inc. was then sold to what is now Brookfield Capital Partners II fund (“BCP II”), a private equity fund.

In June 2013, KapStone Kraft Paper Corporation, a wholly owned subsidiary of KapStone Paper and Packaging Corporation (“KapStone”) entered into a Stock Purchase Agreement (the “Agreement”) with Longview and Brookfield, which was consummated in July 2013.  Pursuant to the Agreement, KapStone purchased all of the issued and outstanding shares of Longview’s common stock.  See additional information at Note 12.

As of June 30, 2013, Longview employed 1,797 people.  Of these employees, 552 are salaried and 1,245 are hourly.  Approximately 60% of its employees are represented by unions.  Unionized employees are represented by either the Association of Western Pulp and Paper Workers (“AWPPW”) or the International Brotherhood of Teamsters (“IBT”).

Longview has evaluated subsequent events through July 17, 2013, which is the date the financial statements were available to be issued.  Other than those matters disclosed in Note 12, the Company noted no additional matters that required disclosure or adjustment in the financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements presented herein are derived from the accounting records of Longview after the elimination of intra-company balances and transactions and are presented on the accrual basis in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Reclassifications

Prior year amounts have been expanded to confirm to current year classifications.  Specifically, the Company has expanded the balance sheets to present federal taxes payable separate from other taxes payable.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions.  These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses.  Such estimates include the valuation of accounts receivable, inventories, and other long-lived assets; legal contingencies; taxes; and assumptions used in retirement and other postemployment benefits, among others.  These estimates and assumptions are based on management’s best estimates and judgment.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.  Such estimates and assumptions are reevaluated when facts and circumstances dictate.  As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.  Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of 90 days or less at the date of acquisition.  The Company states cash equivalents at cost, which approximates market value.

Accounts Receivable net of Allowance

Accounts receivable are stated at historical cost and are comprised mainly of trade accounts receivable primarily from the sale of products on credit.  Credit is extended to customers based on an evaluation of their financial condition.  The adequacy of the allowance for doubtful accounts is based on historical experience and past due status, in addition to the evaluation of individually large customer accounts including ability to pay, bankruptcy, payment history, and other factors.  Bad debt expense associated with uncollectible accounts, included as a component of selling, general, and administrative expenses, was negligible for the three and six month periods ended June 30, 2013 and 2012, respectively.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined on a last-in, first-out method except for general stores and supplies inventories included in raw materials, which are valued using the average cost method.

Materials Inventory

Materials inventory consists of operating materials, spare parts, and supplies not directly consumed in the production process.  A portion of materials inventory consists of critical items with longer lead times, necessary for mill operations.  Critical items without usage in the past year are presented as long-term and included in other non-current assets.  Materials inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.

Buildings, Machinery and Equipment, and Accumulated Depreciation

Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to production capacity or extend useful life.  To the extent interest is incurred, cost includes interest capitalized during the construction period on all significant asset acquisitions.  Impairment is reviewed annually or whenever events or circumstances indicate that the carrying value of an asset or group of assets may not be recovered.  Management evaluates whether or not the undiscounted future cash flows generated by an asset will exceed its carrying value.  If estimated future cash flows indicate the carrying value of an asset or group of assets may not be recoverable, impairment exists, and the asset’s net book value is written down to its estimated fair value.  When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is recorded.  The costs of maintenance and repairs are charged to expense when incurred.

Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  The estimated useful lives of assets range, principally, from 15 to 20 years for machinery and production equipment, from 20 to 40 years for buildings, and from 3 to 10 years for small equipment, computers, furniture and fixtures and capital stores.  Depreciation expense is recognized as a component of the cost of products sold or, to a lesser extent, as a component of selling, general, and administrative expenses, depending on the nature and use of the depreciable asset.

Earnings per Share

Each component of basic and diluted earnings per common share is computed on the basis of weighted average basic and diluted shares outstanding.  There were no dilutive items for the three and six months ended June 30, 2013 and 2012.  Weighted average shares (basic and diluted) outstanding were 158.34845 for each of the three and six month periods ended June 30, 2013 and 2012.

Revenue Recognition

Revenues are recognized from product sales to customers when title and risk of loss pass to the customer, when the sales price is fixed or determinable, and when collection is reasonably assured.  Revenue is recognized net of sales discounts.  For substantially all product sales, ownership transfers upon receipt by customers of converted products (“FOB-destination”) and upon shipment to customers of paper and containerboard (“FOB-shipping point”).  Revenues are recognized from power sales upon generation and transmission of the power to the buyer, with the exception of revenue specific to renewable energy certificate (“REC”) sales, which is recognized upon the transfer of title of a valid REC or group of RECs to a buyer.

Fair Value

As defined under U.S. GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists.  Market participants are assumed to be independent, knowledgeable, and able and willing to transact.  Considerable judgment may be required in interpreting market data used to develop the estimates of fair value.  Management takes responsibility for all fair value determinations.

The Company records investments in cash and cash equivalents at face value and classifies them as Level 1 investments within the fair value hierarchy as established by Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures.  Pension investments in publicly traded equities and mutual funds are recorded at fair market value based on current quoted market prices obtained from independent third-party pricing sources.  Investments in corporate bonds and notes, U.S. Government securities, municipal bonds, and mortgage-backed securities are valued at the closing trade price on the day of valuation based on information obtained by the Company from third-party pricing services and the valuations reported on the trust statements received monthly from the trustee.  These third-party pricing services employ methodologies that utilize actual market transactions, quotations from broker-dealers, or other formula driven valuation techniques, which consider factors such as yields or prices of bonds of comparable quality, type of issue, coupon, maturity, ratings, and general market conditions.  The Company measures the fair value of pension assets on an annual basis.

Certain pension assets are invested in mortgage-backed securities and limited partnerships.  Valuation is determined in accordance with fair valuation accounting standards under U.S. GAAP, including the use of estimates provided by the investment manager or general partner.  These values may differ significantly from values that would have been used had an active market existed for such investments, and the differences could be material to the Company.

The Company has elected normal purchase and normal sales (“NPNS”) accounting for contracts that provide for the purchase of a physical commodity that will be delivered in quantities expected to be used over a reasonable period in the normal course of business.  The Company exercises judgment in selecting the accounting treatment that is believed to provide the most transparent presentation of the economics of the underlying transactions.  Although contracts may be eligible for hedge accounting or NPNS designation, the Company is not required to designate and account for all such contracts identically.  The Company generally elects NPNS accrual accounting for physical energy delivery activities because accrual accounting more closely aligns the timing of earnings recognition, cash flows, and the underlying business activities.  Once the Company elects NPNS classification for a given contract, it does not subsequently change the election and treat the contract as a derivative using mark-to-market or hedge accounting.  However, if management were to determine that a transaction designated as NPNS no longer qualified for the NPNS election, the Company would have to record the fair value of that contract on the balance sheet at that time and immediately recognize that amount in earnings.

Recent Accounting Pronouncements and Legislative Developments

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-04, which amends FASB Accounting Standards Codification (“ASC”) Topic 405, Liabilities.  The amendments provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP.  This guidance covers obligations such as debt arrangements, other contractual obligations, settled litigation and judicial rulings.  This guidance is effective retrospectively for interim and annual reporting periods beginning after December 15, 2014, with early adoption permitted.  Longview is currently evaluating the impact of adopting this guidance on its financial statements and disclosures included within Notes to Consolidated Financial Statements.

From time to time, the U.S. Government will establish tax provisions that automatically expire after a set period of time unless renewed by legislative action.  On January 1, 2012, many annual provisions historically extended each year expired without legislative action to extend the provisions into 2012.  Historically, the U.S. Government has extended many provisions of this nature prior to the end of the calendar year.  However, in this instance the U.S. Government failed to act until January 2, 2013, when the American Taxpayer Relief Act of 2012 (the “Act”) was signed into law.  Among other things, the Act retroactively restored several expired business tax provisions, including the research and experimentation credit and certain fuel credits.  U.S. GAAP requires companies to recognize changes in tax law in the period in which the law is enacted.  As such, the cumulative effect of the Act’s restoration reduced the provision for income taxes by $0.2 million for the six months ended June 30, 2013.

In December 2011, the FASB issued ASU No. 2011-11, which amends FASB ASC Topic 210, Balance Sheet. The amendments in this guidance require an entity to provide quantitative disclosures about offsetting financial instruments and derivative instruments. Additionally, this guidance requires qualitative and quantitative disclosures about master netting agreements or similar agreements when the financial instruments and derivative instruments are not offset. This guidance is effective for fiscal years beginning on or after January 1, 2013, and for interim periods within those fiscal years.  In January 2013, the FASB issued ASU No. 2013-01, which clarifies that the scope of ASU No. 2011-11 applies to derivatives accounted for in accordance with ASC Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement.  Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement are no longer subject to the disclosure requirements of ASU No. 2011-11. As with the ASU No. 2011-11, ASU No. 2013-01 is effective for fiscal years beginning on or after January 1, 2013, and for interim periods within those fiscal years.  The Company adopted ASU No. 2011-11, as amended by ASU No. 2013-01, on January 1, 2013.  The adoption of this guidance did not have a material impact on the Company’s disclosures included within the Notes to the Financial Statements.

In March 2010, health care reform legislation was signed into law.  Management continues to monitor developments related to health care reform to evaluate the financial impact on the Company; however, as of June 30, 2013, the Company does not expect this legislation to have a material impact.  Further, virtually all major areas of the health care reform legislation are subject to interpretation and implementation rules, many of which have been subject to legislative delays and may take several years to complete and will likely have a significant impact on the applicability of the provisions to the Company.  Applicability will also depend further amendments and delays in the implementation of the legislation and on future events such as contract negotiations and possible future amendments to the legislation.

See also Note 2 of the Notes to the 2012 Audited Financial Statements included in our 2012 Annual Report for further discussion on recent accounting pronouncements and legislative developments.

NOTE 3 – INVENTORIES

Inventories consisted of the following:

	As of
	June 30,	December 31,
(USD 000’s)	2013	2012
Finished goods	$25,157	$25,558
Goods in process	25,319	25,552
Raw materials	13,722	17,906
Supplies	6,846	4,252
Inventories before LIFO adjustment	71,044	73,268
LIFO reserve	6,252	4,120
Total inventories	$77,296	$77,388

During the six month period ended June 30, 2013 , inventory quantities were reduced.  This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior periods as compared with the cost of production for the six month period ended June 30, 2013, the effect of which decreased cost of goods sold by approximately $1.0 million and increased net income by approximately $0.6 million.

NOTE 4 - BUILDINGS, MACHINERY AND EQUIPMENT

Buildings, machinery and equipment consisted of the following:

	As of
	June 30,	December 31,
(USD 000’s)	2013	2012
Buildings	$9,625	$9,301
Machinery and equipment	187,493	163,366
Buildings, machinery, and equipment at cost	197,118	172,667
Accumulated depreciation	(26,955)	(21,559)
Net buildings, machinery, and equipment	$170,163	$151,108

Depreciation expense of $2.8 million and $2.0 million was recognized for the three months ended June 30, 2013 and 2012, respectively, and $5.4 million and $3.8 million for the six months ended June 30, 2013 and 2012, respectively .

NOTE 5 – PENSION AND OTHER NON-CURRENT ASSETS

Pension and other non-current assets consisted of the following:

	As of
	June 30,	December 31,
(USD 000’s)	2013	2012
Pension	$96,922	$94,038
Unamortized debt issuance costs	9,453	11,113
Other	10,573	10,572
Total pension and other non-current assets	$116,948	$115,723

NOTE 6 - OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	As of
	June 30,	December 31,
(USD 000’s)	2013	2012
Workers’ compensation liability	$1,698	$2,049
Accrued interest on long-term debt	3,200	3,200
Current portion of postretirement medical liability	3,600	3,600
Total other accrued liabilities	$8,498	$8,849

NOTE 7 – SHORT-TERM BORROWINGS AND LONG-TERM DEBT

On December 12, 2007, Longview entered into a loan and security agreement (the “Credit Agreement”) with Bank of America, N.A. as agent.  The Credit Agreement was syndicated with certain financial institutions as participants in the first quarter of 2008.  The maximum amount available under the Credit Agreement was $170 million and the expiration date of the Agreement was December 12, 2012.  The two components of the loan under the Credit Agreement were the short-term revolver (“Revolver”) and the long-term loan (“Term Loan”).  The Term Loan was collateralized by the assets of Longview and bore interest at prime plus 1.00%.  The Revolver was collateralized by selected inventories and accounts receivable and bore interest at prime plus 0.25%.

In May 2011, Longview issued $480 million of 8.0% senior secured notes (the “Notes”) due June 1, 2016, at an original offering price of 99.490%, or a $2.4 million original issuance discount.  The proceeds from this borrowing were used to pay a cash distribution to shareholders.  The Notes are secured by (i) a first-priority lien on substantially all of the Company’s existing and future assets (other than assets securing our Revolver, as amended, with a first-priority lien) and (ii) a second-priority lien on the Company’s present and future accounts receivable and inventory that secure the Revolver on a first-priority basis.

Concurrent with the issuance of the Notes, Longview modified the Credit Agreement to eliminate the Term Loan and reduce the available credit under the Revolver to $100 million while extending the expiration date of the agreement to December 1, 2015.  The obligations under the Revolver are secured by (i) present and future accounts receivable, inventory and other assets and proceeds thereof and (ii) a second-priority lien on the assets that secure the Company’s obligations under the Notes.  The Revolver bears interest at prime plus 0.75% while offering the ability to lock in varying amounts for varying time frames at more advantageous interest rates, generally LIBOR plus a spread of 2.0%.  As of June 30, 2013, interest on the Revolver was 4.0%.

Longview has accounted for the Notes issuance and modification of the Revolver in accordance with ASC 470, Debt.  Deferred debt issuance costs of $14.3 million and $2.0 million related to the Notes and the Revolver, respectively, are being amortized evenly over the 5 year and 4.5 year respective lives of the instruments.  Amortization expense of $1.7 million, $3.3 million, $3.3 million, and $1.2 million will be recognized over the remainder of 2013 and in each of the next three fiscal years ending 2016, respectively.  The remaining balance of $9.5 million is included in “Pension and other non-current assets” on the balance sheet (see Note 5).

At June 30, 2013, management believes the Company was in compliance with all covenants of the Credit Agreement and the Notes.  The Credit Agreement requires a monthly commitment fee of 0.50% on the unused portion of the line.  At June 30, 2013, the Company had $100.0 million in availability under the Revolver.  $4.5 million of letters of credit secured by the Revolver effectively reduced the available amount on the Revolver to $95.5 million.  At December 31, 2012, the Company had $98.0 million in availability under the Revolver.  Borrowings of $4.6 million with an additional $4.8 million in letters of credit secured by the Revolver effectively reduced the available amount on the Revolver to $88.6 million.  The balance sheet also reflects $40,000 and $59,000 in accrued fees as of June 30, 2013 and December 31, 2012, respectively, but not due until subsequent to period-end.  Such accrued fees are presented in ‘Short term borrowings’.

The Revolver carrying value approximates fair value due to its short-term nature and variable interest rate.  The Notes are valued at the closing trade price on the day of valuation based on information obtained by the Company from third-party pricing services.  These third-party pricing services employ methodologies that utilize actual market transactions, quotations from broker-dealers, or other formula driven valuation techniques, which consider factors such as yields or prices of bonds of comparable quality, type of issue, coupon, maturity, ratings, and general market conditions.  Should the market for the Notes become inactive, valuation would be calculated using discounted cash flow analysis, based on our incremental borrowing rates for similar types of borrowing arrangements with similar remaining maturities.  Both of these techniques represent Level 2 inputs as outlined in Note 9 of the Company’s 2012 Annual Report.  At June 30, 2013 and December 31, 2012, the fair value of the Notes was $500.6 million and $504.0 million, respectively, as compared to the carrying value of $478.6 million and $478.3 million, respectively.

As of June 30, 2013 all outstanding letters of credit were secured under the Revolver with no unsecured and uncommitted bank letters of credit.

NOTE 8 - INCOME TAXES

For the six month periods ended June 30, 2013 and 2012, the effective tax rate was 34.4% and (94.4%), respectively.  For the six month period ended June 30, 2013, the effective tax rate varied from the federal statutory rate of 35.0% primarily due to the effect of state income taxes and the Internal Revenue Code Section 199 manufacturing deduction.  For the six month period ended June 30, 2012, the effective tax rate varied from the federal statutory rate of 35.0% primarily due to a 130.0% reduction resulting from the satisfactory conclusion of the 2009 and 2010 IRS federal tax examination and the release of $21.6 million of reserves for uncertain tax positions, a non-cash benefit which is included in ‘Current’ income taxes on the statement of operations for the six month period ended June 30, 2012. Of this amount, $20.5 million related to the federal tax treatment of alternative fuel tax credits.

The Company recognizes tax liabilities in accordance with ASC 740, Income Taxes, and adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available.  Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.  These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Unrecognized tax benefits of $0.7 million are included in “Postretirement medical and other long-term liabilities” on the balance sheet for both June 30, 2013 and December 31, 2012.  The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $0.7 million.

The Company recognizes interest and penalties related to uncertain tax positions as income tax expense in its Statement of Operations.  Interest expense and penalties related to uncertain tax positions were negligible for the three and six month periods ended June 30, 2013 and 2012.  The Company is subject to routine corporate income tax audits by tax authorities of various federal, state and local jurisdictions.  The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law.  Among other things, the Act retroactively restored several expired business tax provisions, including the research and experimentation credit and certain fuel credits.  U.S. GAAP requires companies to recognize changes in tax law in the period in which the law is enacted.  As such, the cumulative effect of the Act’s restoration reduced the provision for income taxes by $0.2 million for the six months ended June 30, 2013.

NOTE 9 - RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

During all of the periods presented, certain employees participated in our retirement plans.  These plans consist of non-contributory defined benefit pension plans, contributory defined contribution savings plans, and postretirement healthcare benefit plans (the “Plans”).  Compensation expense was calculated based on costs directly attributable to our employees.

Management does not expect to make any contributions to the Company’s defined benefit or postretirement healthcare plans in 2013.

Components of Net Pension Expense (Income) and Net Postretirement Healthcare Benefit (Income) Expense

The components of net pension (income) expense and net periodic postretirement healthcare benefit (income) expense are:

	Pension Benefits
	Three Months Ended June 30,		Six Months Ended June 30,
(USD 000’s)	2013	2012	2013	2012
Service cost	$2,201	$2,021	$4,402	$4,042
Interest cost	6,151	6,494	12,302	12,988
Expected return on plans’ assets	(10,467)	(8,975)	(20,934)	(17,951)
Amortization of prior service cost	(45)	(81)	(90)	(161)
Amortization of actuarial loss	2,132	923	4,265	1,846
Net periodic pension (income) expense	$(28)	$382	$(55)	$764

	Postretirement Benefits
	Three Months Ended June 30,		Six Months Ended June 30,
(USD 000’s)	2013	2012	2013	2012
Service cost	$6	$7	$11	$14
Interest cost	102	164	205	327
Amortization of prior service cost	—	(2,482)	—	(4,964)
Amortization of actuarial loss	520	936	1,040	1,872
Net postretirement healthcare benefit (income) expense	$628	$(1,375)	$1,256	$(2,751)

As required by ASC 715, Compensation — Retirement Benefits, the Company recorded the unrecognized net actuarial loss and unrecognized prior service costs in accumulated other comprehensive loss as of June 30, 2013 and December 31, 2012.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

As of June 30, 2013, the estimated costs to complete committed capital projects were approximately $10.4 million.

The Company offers a Short-term Incentive Plan (the “STIP”) for all salaried and non-union hourly employees and a Sales Incentive Plan (the “SIP”) for sales personnel.  Payout of the STIP/SIP is dependent upon achieving certain earnings and safety targets, and requires authorization from the board of directors.  Accrued payroll liabilities include $4.5 million and $3.3 million for the STIP/SIP as of June 30, 2013 and December 31, 2012, respectively.

The Company also offers a Long-term Incentive Plan (the “LTIP”) for certain key executives of the Company.  The LTIP is contingent upon the occurrence of certain events and would potentially pay out to eligible employees upon completion of the sale of the Company.  No accrual for the LTIP was recorded as of June 30, 2013 or December 31, 2012 (see Note 12).

In June 2012, Longview entered into a lease agreement to lease certain rail cars with a lease term of three years.  Total remaining payments under this operating lease are $1.7 million through termination in 2015.  The Company also has multiple, individually insignificant leases relating to offices, third-party warehouses, and other equipment, with a combined annual lease expense of approximately $1.6 million.  Most of these leases are expected to continue into the foreseeable future.

Additionally, Longview has committed to purchase and transport a quantity of natural gas during 2013 — 2014.  At June 30, 2013, the commitment charges for natural gas total $5.6 million through December 2014.  Longview can resell the natural gas committed over its requirements on the open market, and has entered into a contract to do so, should it become necessary.

The Plans invest in various limited partnership investments in accordance with their stated investment policies.  As of June 30, 2013, the Plans had unfunded commitments to contribute capital to limited partnerships totaling $6.0 million.

The Company has long-standing “buy/sell” agreements whereby equivalent units of containerboard are bought and sold for containerboard.  These agreements provide that Longview sell containerboard to a counterparty’s converting facilities, and that the Company purchase containerboard from the counterparty for use in the Company’s converting facilities.  These transactions are recorded under the buy/sell agreement as an exchange using carryover basis as contemplated by ASC 845, Nonmonetary Transactions.  As of June 30, 2013, the Company had commitments to buy 588 tons of containerboard from counterparties related to these agreements.

In 2009, the Company was identified for possible liability at a superfund site near its operations in Seattle, Washington.  The Company intends to vigorously defend against this claim and believes that the outcome of these proceedings will not have a material adverse impact on its financial position, results of operation or cash flows.

There are various claims, lawsuits and pending actions against the Company incident to its operations. It is management’s opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 11 - ALTERNATIVE FUEL CREDITS

The U.S. Internal Revenue Code provides tax credits for companies that use alternative fuels to produce energy to operate their businesses.  Pulp and paper mills have adopted technologies to use black liquor, a by-product of the wood chip pulping process, as a fuel source for boilers that produce the steam and for energy sold or used internally.  It has been determined by the IRS Office of Chief Counsel that black liquor qualifies as both a cellulosic biofuel and, when properly mixed, an alternative fuel mixture.  This qualification was effective through December 31, 2009.

In August 2010, the Company received notification that its application to be registered as a cellulosic biofuel producer had been approved.  To the extent that black liquor produced and used in 2009 had not been included in claims for alternative fuel mixture credits, the Company has claimed nonrefundable cellulosic biofuel producers’ credits on its 2009 federal income tax return.

In Chief Counsel’s Office of the IRS Memorandum AM2010-0004 dated October 5, 2010, the IRS concluded that the alternative fuel mixture credit and cellulosic biofuel credit could be claimed in the same taxable year, provided that each gallon claimed was claimed for only one of the credits (both credits could not be claimed for the same gallon of black liquor).

As only one of the credits can be claimed for each gallon of black-liquor, to the extent a taxpayer changes their position and uses the cellulosic biofuel credit, they must re-pay the refunds they received as alternative fuel mixture credits attributable to the gallons converted to the cellulosic biofuel credit.  Further, there are significant differences between the two credits in that the $1.01 per gallon cellulosic biofuel credit must be credited against a company’s Federal taxable earnings and be included in Federal taxable income.  The cellulosic biofuel credit may be carried forward against taxable earnings through 2016.  In contrast, the $0.50 per gallon alternative fuel mixture credit was refundable in cash.

In fiscal 2011, the Company elected to convert 11.2 million gallons previously claimed under the alternative fuel mixture credit to gallons under the cellulosic biofuel credit.  This resulted in the repayment of $5.6 million of credits received in 2009, recognized in “Other income (expense), net” in the statement of operations and the recognition of net tax benefits of $8.0 million, recognized in “Provision for (benefit from) income taxes” in the statement of operations for the year ended December 31, 2011.

In June 2012, the IRS completed its federal tax examination of the Company’s 2009 and 2010 tax years.  As a result of this exam, the Company recognized an additional $3.1 million of alternative fuel mixture credits, which were included in “Other income (expense), net” in each statement of operations for the three and six month periods ended June 30, 2012.

NOTE 12 — SUBSEQUENT EVENTS – CHANGE IN CONTROL OF THE COMPANY

Change in Control of the Company

In June 2013, KapStone entered into a Stock Purchase Agreement with Longview and Brookfield.  Pursuant to the Agreement, KapStone agreed to purchased all of the issued and outstanding shares of Longview’s common stock.

On July 18, 2013, KapStone completed the stock purchase of Longview from its security holders Brookfield Capital Partners II (NR) L.P., Brookfield Capital Partners II (PC) L.P. and Brookfield Capital Partners II L.P., all of which are investment funds affiliated with Brookfield Asset Management.

As discussed in Note 10, the Company offers the LTIP for certain key executives of the Company.  The LTIP is contingent upon the occurrence of change in control of the Company, which was finalized on July 18, 2013 and resulted in a subsequent payout of $34.4 million to eligible employees, of which no amounts were accrued at June 30, 2013.

******